EXHIBIT 5.1

                                November 15, 2000

Exactech, Inc.
2320 N.W. 66th Court
Gainesville, FL 32653

         Re: Registration Statement on Form S-8 of Exactech, Inc. - Employee Stock Option and Incentive Plan and Exactech, Inc. Directors Stock Option Plan

Ladies and Gentlemen:

         On the date hereof, Exactech, Inc. a Florida corporation (the "Company"), sent for filing with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the offering and sale by the Company of up to 720,041 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), pursuant to stock options ("Options") granted or to be granted under the Company's Employee Stock Option and Incentive Plan (the "Employee Plan") and the Company's Directors Stock Option Plan (the "Directors Plan" collectively, with the Employee Plan, the "Plans"). We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

         In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of (i) the Articles of Incorporation and Bylaws of the Company; (ii) records of corporate proceedings of the Company authorizing each of the Employee Plan and the Directors Plan; (iii) the Registration Statement and exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary for the expression of the opinions herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

         Based upon the foregoing examination, we are of the opinion that the Company presently has available at least 9,000,000 shares of authorized and unissued Common Stock from which the 720,041 shares of Common Stock proposed to be sold pursuant to the exercise of Options granted under the Plans may be issued. In addition, assuming that the Company maintains an adequate number of authorized but unissued shares of Common Stock available for issuance to those persons who exercise their Options, and that the consideration for the underlying shares of Common Stock issued pursuant to the Options is actually received by the Company as provided in each of the Employee Plan and the Directors Plan, as the case may be, we are of the opinion that the shares of Common Stock issued pursuant to the exercise of Options granted under and in accordance with the terms of each of the Employee Plan and the Directors Plan will be duly and validly issued, fully paid and nonassessable.

Exactech, Inc.
November 15, 2000
Page 2

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                            Sincerely,

                                            GREENBERG TRAURIG, P.A.


                                            By: /s/ Fern S. Watts
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